UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 2, 2021
Date of Report (Date of earliest event reported)

FINGERMOTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-55477	20-0077155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 Broadway New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

SECTION 2 – FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition.

On June 2 2021, FingerMotion, Inc. (the “Company”) issued a news release to report its financial results for the fiscal year ended February 28, 2021. The information regarding the financial results for the fiscal year ended February 28, 2021 of the Company contained in Item 7.01 below is responsive to this Item 2.02 and is incorporated into this Item 2.02 by reference.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 7 – REGULATION FD

Item 7.01	Regulation FD Disclosure

On June 2, 2021, the Company issued a news release announcing its financial results for the fiscal year ended February 28, 2021. To review the full financial results, please view the Company’s recent Form 10-K filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

FYE 2021 Financial Summary (results expressed in US$ unless otherwise indicated):

  Reported record annual revenue of $16.68 million (includes SMS & MMS and Telecommunications Products & Services businesses), approximately a 82% increase from the fiscal year ended Feb. 29, 2020 (“FYE 2020”);
  Reported annual growth in SMS & MMS business revenue of $6.13 million or 84% compared to FYE 2020;
  Reported annual growth in Telecommunications Products & Services business revenue of $1.39 million or 76% compared to FYE 2020;
  Reported first revenues of $33,077 in Big Data business;
  Reported annual gross profit of $1.65 million which was an increase of $0.68 million or 71% compared to FYE 2020;
  Reported annual net loss from operations of $4.38 million compared to a net loss of $3.00 million for FYE 2020;
  Basic and diluted loss per share of $0.13 versus a loss per share of $0.12 for FYE 2020;
  At February 28, 2021, FingerMotion had a working capital surplus of $2.99 million and a positive shareholders’ equity of $2.11 million;
  At February 28, 2021, total assets were $7.34 million, total current liabilities were $4.11 million and total liabilities were $5.23 million; and
  38,903,494 common shares were issued and outstanding as of February 28, 2021.

Strong growth continued in both the Telecommunications Products & Services (mobile recharge platform) and the SMS & MMS texting service.

“The fourth quarter generated $5.43 million in revenue and represented the third consecutive quarter of record revenue. If the current trajectory continues, revenue may easily exceed US$21 million for the FYE 2022,” stated Martin Shen, CEO of FingerMotion. “The Company recently announced that Top-up revenue could increase by as much as 1000% and that SMS revenue could increase by 20 – 30% in FYE 2022. This growth is expected to be fueled by an expansion of subscribers in new regions. These expansion zones are primarily attributable to strong relationships with the Company's telecommunications partners that value our platform’s reliability and customer loyalty programs. As the Company continues to capture more users on our platforms, the models become more sustainable.”

The Company recorded $0.55 million in research and development expenses which was up approximately 42% from FYE 2020. “The Company is rapidly evolving and we saw the first indication of revenue, albeit small, from the Big Data Insights division and from our new venture selling subscriptions and mobile phones,” said Martin Shen. “We are a technology company and believe our future lies in the Big Data Insights division. By the end of calendar 2021, we expect multiple contracts relating to our Insuretech products.”

Gross profit increased by approximately 71% and G&A expenses increased by 59%. “We are constantly striving to optimize our resources,” said Martin Shen. “For the past two years we have been driving revenue and profitability at the same time. We have been able to steadily increase our margins by optimizing our product mix between Top-up and SMS. While our biggest challenge continues to be access to non-dilutive capital, we remain steadfast in our belief that we will reach profitability in the near future.”

The Company ended FYE 2021 with $2.11 million in positive shareholders’ equity. “For FingerMotion’s shareholders this is a big step forward because many senior exchanges require a certain amount of positive shareholders’ equity to qualify under listing standards,” said Martin Shen.

A copy of the news release is attached as Exhibit 99.1 hereto.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
99.1	News Release dated June 2, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.
DATE: June 2, 2021	By: /s/ Martin J. Shen Martin J. Shen CEO